Exhibit 3.1
                            CERTIFICATE OF AMENDMENT
                     OF THE CERTIFICATE OF INCORPORATION OF
                           MICROS-TO-MAINFRAMES, INC.

               Under Section 805 of the Business Corporation Law


     It is hereby certified that:

     1.  The name of the corporation is Micros-To-Mainframes, Inc.

     2. The certificate of incorporation of the corporation was filed by the Department of State on May 12, 1986. The corporation was formed under the name Micros to Mainframes Inc.

     3. The amendments to the certificate of incorporation of the corporation effected by this certificate of amendment are as follows:

     a. To change the 1,400,000 authorized shares of Series A Convertible Preferred Shares, par value $.001 per share (the "Series A Preferred"), all of which are issued, into 980,000 issued shares of common stock, par value $.001 per share ("Common Shares"), the terms of the change being at the rate of .7 issued Common Shares for 1 issued share of Series A Preferred;

     b. To reduce the Series A Preferred capital account from $1,400 to $0 by the transfer of $980 of stated capital from the Series A Preferred capital account to the Common Shares capital account and by the transfer of the remaining $420 from the Series A Preferred capital account to additional paid-in-capital;

     c. To remove from authorized shares the authorized class of Series A Preferred; and

     d. To increase the aggregate number of shares which the corporation shall have authority to issue by authorizing the corporation to issue up to 2,000,000 shares of preferred stock, par value $.001 per share, the designations, relative rights, preferences and limitations of which may be fixed, from time to time, by the Board of Directors.

     e. Before the changes described above, there were 3,450,374 issued Common Shares and 6,549,626 unissued Common Shares, and after such changes there are 4,430,374 issued Common Shares and 5,569,626 unissued Common Shares, out of a total of 10,000,000 authorized Common Shares; and before such changes there were 1,400,000 authorized and issued shares of Series A Preferred, and after such changes there are no authorized or issued shares of Series A Preferred and 2,000,000 shares of undesignated, unissued preferred stock, par value $.001.

     4. To accomplish the foregoing amendment, Article FOURTH of the certificate of incorporation of the corporation, relating to authorized shares is hereby amended to read as follows:

     "FOURTH: The maximum number of shares of capital stock that this Corporation is authorized to have outstanding at any time is twelve million (12,000,000), consisting of ten million (10,000,000) shares of common stock, par value $.001 per share and two million (2,000,000) shares of preferred stock, par value $.001 per share ("Preferred Stock").

        The Board of Directors, from time to time, may designate one or more series of Preferred Stock, pursuant to the provisions of Section 502 of the Business Corporation Law, by resolution or resolutions as to each series, followed by the filing of a

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     Certificate of Amendment to the  Certificate of  Incorporation  as required thereby, and the Board of Directors shall have the power:

                  (a) to fix the distinctive serial designation of the shares of such series;

                  (b) to fix the rate per annum at which the holders of the shares of such series shall be entitled to receive dividends or the amount of dividends which the holders of the shares of such series shall be entitled to receive, if any, the dates on which said dividends shall be payable, and if the directors determine that the dividends with respect to said series shall be cumulative, the date or dates from which such dividends shall be cumulative;

                  (c) to determine whether the shares of such series shall have voting power, and, if so, the extent and definition of such voting power;

                  (d) to fix the price or prices at which the shares of such series may be redeemed, if at all, and to determine whether the shares of such series may be redeemed in whole or in part or only as a whole;

                  (e) to fix the amounts payable on the shares of such series in the event of liquidation, dissolution or winding up of the Corporation;

                  (f) to determine whether or not the shares of any such series shall be made convertible into or exchangeable for shares of any other class or classes of stock of the Corporation or of any other series of Preferred Stock and the conversion price, or prices, or the rate, or rates, of exchange at which such conversion or exchange may be made;

                  (g) to determine the amount of the sinking fund, purchase fund, or any analogous fund, if any, to be provided with respect to each such series; and

                  (h) to fix any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, applicable to each such series."

         5. The foregoing amendment of the certificate of incorporation of the corporation was authorized by the unanimous vote of the Board of Directors of the corporation followed by the vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

         IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.


Dated: August 20, 1995                             /s/ Steven H. Rothman
                                               -------------------------
                                               Steven H. Rothman, President


                                                   /s/ Frank T. Wong
                                               ---------------------------
                                               Frank T. Wong, Secretary



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